Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-180243) and in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428, 333-166893 and 333-180099) and on Form S-3 (File Nos. 333-149319, 333-164346, 333-182996 and 333-183560) of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of our report dated October 15, 2012, with respect to the statement of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón Resources Corporation for the three years in the period ended December 31, 2011, included in the Current Report on Form 8-K filed with the Commission on October 22, 2012.

We also consent to the reference to our Firm under the caption “Experts” in each of the Registration Statements.

/s/ UHY LLP

Houston, Texas
October 22, 2012